Exhibit 23

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File Nos. 2-78465, 2-81026, 2-82260, 2-85387, 2-86457, 2-92391, 2-94757, 33-365, 33-2387, 33-5544, 33-17169, 33-24058, 33-30610, 33-62551, 333-35476 and 333-55598), on Form S-4 (File No. 333-44933) and on Form S-8 (File Nos. 2-87779, 33-10465, 33-17243, 33-42427, 33-50768, 33-57491, 33-57495, 33-16461, and 333-01639, and 333-75797) of Acterna Corporation of our report dated June 24, 2003 relating to the financial statements, which appears in this Annual Report of Form 10-K. We also consent to the incorporation by reference of our report dated June 24, 2003 relating to the financial statement schedule, which appears in this Form 10-K.

/s/    PricewaterhouseCoopers LLP

McLean, Virginia

June 24, 2003